Exhibit 99.1

The Cereghino Group Corporate Investor Relations 206.388.5785 www.stockvalues.com

	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

NEWS RELEASE

Willis Lease Finance Earns $8.5 Million, or $0.94 per Share, in the Third Quarter of 2009

NOVATO, CA — November 9, 2009 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported strong third quarter earnings and year-to-date profitability fueled by growth in its lease portfolio, higher maintenance reserve revenues and lower borrowing costs. Third quarter 2009 net income available to common shareholders totaled $8.5 million, or $0.94 per diluted common share, compared to $4.2 million, or $0.47 per diluted share in the second quarter of 2009 and $9.9 million, or $1.14 per diluted common share, in the like quarter a year ago.

Net income available to common shareholders in the first nine months of 2009 totaled $19.0 million, or $2.13 per diluted common share, compared to $19.9 million, or $2.28 per diluted common share, in the first nine months of 2008.

Third Quarter and Year-to-Date 2009 Highlights (at or for the periods ended Sept. 30, 2009 compared to Sept. 30, 2008)

•                  The lease portfolio increased 20.2% from a year ago to $921.0 million, with four engines worth $39.9 million added in the last week of the quarter, having no impact on Q3-09 revenues. A portfolio of ten engines with a book value of $51.9 million contributed $1.6 million to revenues in the third quarter of 2008 but was excluded from the quarter end portfolio value as it was sold just prior to quarter end in September 2008.

•                  Year-to-date operating cash flows increased 87% to $70.7 million.

•                  Third quarter average utilization was 89% compared to 91% a year ago.

•                  Maintenance reserve revenues contributed $17.7 million to third quarter revenue and $33.1 million year-to-date.

•                  There were no gains from sales of engines in the quarter, and year to date gain on sale was $0.7 million.  In 2008, gain on sale contributed $11.6 million to third quarter revenues due to the sale of eleven engines and contributed $12.8 million to year-to-date revenues.

•                  Year-to-date total revenue was down 3.3% primarily due to lower gains from sale of equipment in the current period and a $1.0 million settlement that boosted other income a year ago.

•                  Year-to-date total net finance costs fell 8.4% reflecting lower interest costs tied to LIBOR and a second quarter gain on extinguishment of debt of $0.9 million generated from debt repurchase.

•                  Book value per common share was $20.15 compared to $18.68 a year ago.

“As was the case in the third quarter a year ago, our third quarter 2009 results have proved to be one of the best in our 30-year history” said Charles F. Willis, President and CEO. “Our results in the quarter a year ago were bolstered by the sale of eleven engines that contributed a gain of $11.6 million, which was not the case in the current quarter as no engines were sold in the period. Instead, our current quarter results were driven by strong revenues resulting from our growing engine portfolio and healthy maintenance reserve revenues, combined with lower borrowing costs.”

“We continue to support airlines under stress in a highly competitive market place, as they reduce capacity to meet the decline in passenger traffic,” Willis noted.  “Our ability to market our growing portfolio of new generation narrow body aircraft engines has been aided by our pooling programs.  In particular, the North American CFM56-7B engine Lease Pool continues to support the growth in our share of the US market. In the third quarter, US airlines accounted for 28% of our lease rent revenues compared to 22% in the third quarter a year ago.”

(more)

In the past two years, we have purchased more than $400 million of engines, significantly increasing our portfolio of fuel-efficient, new generation models,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing.  “With an average age of 6 years, our engine portfolio is one of the youngest in the industry,” continued Nunemaker.   “While we are seeing some pressure on lease rates, particularly for older engine types, demand has remained stable for leased engines as our airline customers continue to conserve capital and reduce expenses by delaying new engine purchases and deferring major overhaul expenditures. Demand for purchase/leaseback transactions remains strong.  We expect that this trend will continue and will pursue transactions on an opportunistic basis.”

“We continue to benefit from historically low interest rates, which reduced finance costs this year and boosted operating cash flow,” said Brad Forsyth, Chief Financial Officer. “We are actively managing our exposure to potential rising interest rates in the future, through interest rate swap contracts.  Our total hedge position is approximately 75% of our outstanding floating-rate debt, effectively locking in today’s favorable swap rates for the next four to six years.”

A change in the current quarter in the method used to allocate revenue to US states has resulted in a reduction in the state income tax rate that is used to calculate the company’s combined federal and state income tax provision. Because the company has a significant deferred income tax liability on the balance sheet, the reduced rate was applied to the balance and resulted in a reduction in future taxes of $1.8 million. This adjustment was offset against the company’s tax provision in the current period, boosting after-tax earnings by $1.8 million in the quarter. Together with the change in California tax law in the first quarter of 2009 that resulted in a $1.8 million reduction in future taxes due, the tax adjustments have increased after-tax earnings by $3.6 million in the first nine months of 2009. The company’s effective combined federal/state tax rate is approximately 35%.

Balance Sheet

Year-to-date, 14 engines were purchased and 11 engines were sold or consigned.  At September 30, 2009, the company had 163 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $921.0 million, compared to 152 commercial aircraft engines, 3 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $766.4 million a year ago. As a result of the engine portfolio growth, Willis Lease increased its total assets 15% to $1.09 billion at September 30, 2009, compared to $950 million a year ago.

The revolving credit facility converted to a term note of $254.5 million on June 30, 2009, with approximately 8% of the outstanding amount due in monthly installments from July 2009 through June 2010 and the remaining 92% balance due at June 30, 2010.  “We are making significant progress on renewing our credit facility with a variety of banking partners and expect that our engine leasing business model and strong operational and financial performance will provide us continued access to the capital markets,” said Forsyth.  The company’s funded debt-to-equity ratio was 3.29 to 1 at September 30, 2009, compared to 3.11 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.  In June 2009, Willis Lease Finance was added to the Russell 2000 Index, a subset of the Russell 3000 Index, which are both widely used by professional money managers as benchmarks for investment strategies. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

(more)

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

(more)

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2009	2008	Change	2009	2008	Change
REVENUE
Lease rent revenue	$25,806	$26,003	(0.8)%	$76,984	$77,041	(0.1)%
Maintenance reserve revenue	17,729	8,281	114.1%	33,063	24,083	37.3%
Gain (Loss) on sale of leased equipment	(23)	11,557	(100.2)%	735	12,818	(94.3)%
Other income	130	53	145.3%	829	1,435	(42.2)%
Total revenue	43,642	45,894	(4.9)%	111,611	115,377	(3.3)%

EXPENSES
Depreciation expense	11,994	10,082	19.0%	32,343	27,807	16.3%
Write-down of equipment	2,093	862	142.8%	3,021	2,673	13.0%
General and administrative	9,622	9,210	4.5%	24,581	22,763	8.0%
Net finance costs
Interest expense	9,213	9,628	(4.3)%	26,330	28,989	(9.2)%
Interest income	(42)	(413)	(89.8)%	(246)	(1,476)	(83.3)%
Gain upon extinguishment of debt	—	—	0.0%	(895)	—	100.0%
Total net finance costs	9,171	9,215	(0.5)%	25,189	27,513	(8.4)%
Total expenses	32,880	29,369	12.0%	85,134	80,756	5.4%

Earnings from operations	10,762	16,525	(34.9)%	26,477	34,621	(23.5)%

Earnings from joint venture	235	183	28.4%	690	565	22.1%

Income before income taxes	10,997	16,708	(34.2)%	27,167	35,186	(22.8)%
Income tax expense	1,698	5,983	(71.6)%	5,827	12,933	(54.9)%
Net income	$9,299	$10,725	(13.3)%	$21,340	$22,253	(4.1)%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	2,346	2,346	0.0%
Net income attributable to common shareholders	$8,517	$9,943	(14.3)%	$18,994	$19,907	(4.6)%

Basic earnings per common share	$1.02	$1.20		$2.28	$2.42

Diluted earnings per common share	$0.94	$1.14		$2.13	$2.28

Average common shares outstanding	8,391	8,253		8,347	8,223
Diluted average common shares outstanding	9,051	8,757		8,934	8,749

(more)

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	September 30	December 31	September 30
	2009	2008	2008
ASSETS
Cash and cash equivalents	$36,063	$8,618	$1,508
Restricted cash	69,485	69,194	105,828
Equipment held for operating lease, less accumulated depreciation	920,976	829,739	766,379
Equipment held for sale	18,823	21,191	20,561
Operating lease related receivable, net of allowances	8,375	8,010	8,679
Investments	10,549	10,434	10,451
Assets under derivative instruments	2,526	276	377
Property, equipment & furnishings, less accumulated depreciation	7,317	7,751	7,895
Equipment purchase deposits	5,146	13,474	13,221
Other assets	13,521	14,025	15,406
Total assets	$1,092,781	$982,712	$950,305

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$21,463	$12,732	$14,623
Liabilities under derivative instruments	17,473	20,810	8,078
Deferred income taxes	62,892	56,118	58,696
Notes payable	713,569	641,125	612,155
Maintenance reserves	52,001	49,158	50,246
Security deposits	5,145	5,179	5,332
Unearned lease revenue	3,135	5,383	4,575
Total liabilities	875,678	790,505	753,705

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	92	91	88
Paid-in capital in excess of par	60,298	57,939	57,752
Retained earnings	136,157	117,163	113,597
Accumulated other comprehensive loss, net of tax	(11,359)	(14,901)	(6,752)
Total shareholders’ equity	217,103	192,207	196,600

Total liabilities and shareholders’ equity	$1,092,781	$982,712	$950,305

Note:  Transmitted on GlobeNewswire on November 9, 2009, at 11:40 a.m.PST.